CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plan Administrative Committee of
of Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187615) pertaining to the Dunkin’ Brands, Inc. 401(k) Retirement Plan of Dunkin’ Brands Group, Inc. of our report dated June 21, 2013 relating to the statements of net assets available for plan benefits of the Dunkin’ Brands, Inc. 401(k) Retirement Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2012, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 21, 2013